Exhibit 99.1

For Release:	Immediately

Contact:	Media –
	Lorrie Paul Crum, VP - Corp. Communications	216/896-2750	After hours: 330/666-4196
lcrum@parker.com

Financial Analysts –
	Pamela Huggins, VP & Treasurer	216/896-2240
phuggins@parker.com

Stock Symbol:	PH - NYSE

PARKER EARNINGS ACCELERATE WITH RECORD SALES AND CASH FROM OPERATIONS

•	FOURTH-QUARTER INCOME UP 156 PERCENT ON 20-PERCENT REVENUE INCREASE

•	SALES TOP $7 BILLION AS UPBEAT OUTLOOK SIGNALS RECORD EARNINGS IN FY 2005

Cleveland, Ohio: July 29, 2004 – Parker Hannifin Corporation (NYSE: PH) today marked new records in sales and cash flow for fiscal-year 2004, as sales topped $7 billion for the first time in the company’s 86-year history, and cash from operations reached a record $662.4 million, surpassing last year’s result of $557.5 million. This year’s record cash from operations was achieved even with the company’s discretionary contribution to its retirement and benefits plans of approximately $146 million, compared with $108 million contributed last year.

For the full year, Parker posted a 76-percent increase in net income, at $345.8 million, or $2.91 per diluted share. Revenues reached a record $7.11 billion, up 11 percent, including a 5.6-percent increase in organic volume. Last year, the company earned $196.3 million, or $1.68 per diluted share, on sales of $6.41 billion. The current year’s results include a five-cent divestiture gain and a reduction of nine cents per diluted share in realignment costs, compared with a four-cent divestiture gain and a reduction of 16 cents per diluted share in realignment costs last year.

Fourth-quarter net income for the period ended June 30, 2004 was up 156 percent, at $125.5 million, or $1.05 per diluted share, on sales of $1.99 billion, compared with last year’s quarterly income of $49.1 million, or 42 cents per diluted share, on sales of $1.66 billion. Included in the current quarter’s earnings is a five-cent divestiture gain and a two-cent reduction from realignment costs, while last year’s earnings reflected a four-cent divestiture gain and a reduction of six cents per share in realignment costs. Revenue growth in the current quarter includes a 15-percent increase in organic volume, a two-percent increase from currency translation and three-percent growth from acquisitions not reflected in the prior-year comparison.

“With the broad based recovery of all our industrial markets, and aerospace at the beginning of a rebound, our growth engine is firing on all cylinders,” said Parker CEO Don Washkewicz. “The recovery didn’t really start to pick up until January, so we’ve only had the wind at our backs for half a year. Yet our margins are up dramatically, inventories remain lean and cash flow has never been stronger. We are executing our Win Strategy, and as long as this recovery is sustained, we see a lot more growth potential in our business.

“Our message to Parker employees is to keep up the great work. Our goal is to maintain the gains we worked so hard to achieve, and extend them – by executing our strategic initiatives, staying lean and focused – and shifting growth into high gear. Today, we’re winning more competitive bids on our systems and portfolio strength, global expansion, and innovation exceeding our customers’ expectations.”

Operating Results

Sales and operating income were up in all of the company’s segments, with an overall 109-percent increase in operating income for the fourth quarter, and up 45 percent for the full year.

The North American Industrial units led the improvement, with operating income up 230 percent in the fourth quarter, and 98 percent for the year. Quarterly operating income was $114.3 million on sales of $867.4 million, for a return on sales of 13.2 percent, compared with a 4.8-percent margin last year. For the year, North American Industrial operating income was $306.9 million on revenues of $3.09 billion, for an operating margin of 9.9 percent, up from 5.5 percent last year.

The International Industrial businesses posted fourth-quarter operating income of $55.9 million, up 138 percent, on sales of $565.1 million, yielding a 9.9-percent return on sales for the quarter, compared with 5.5 percent last year. The most significant margin improvements were made in Europe, despite additional realignment costs this year. In all of 2004, the international businesses recorded operating income of $159.6 million, on sales of $1.97 billion, for an 8.1-percent operating margin, compared with 6.1 percent the prior year.

Parker Aerospace sales grew 11 percent during the quarter, to $307.6 million, with $40 million in operating income, improving its operating margin to 13.0 percent, compared with 12.3 percent a year ago. Full-year sales were up 2.8 percent to $1.14 billion, while operating income was $141.8 million, for a 12.4 percent return on sales in 2004, versus 14.2 percent last year.

In the Climate & Industrial Controls business, fourth-quarter operating income was $22.4 million, on sales of $189.3 million, an 11.8 percent return on sales, compared with 10.5 percent a year ago. The business generated full-year operating income of $71.8 million on sales of $671.2 million, a 10.7-percent return on sales, compared with 9.5 percent last year.

In the Other segment, comprised of the Wynn Specialty Chemical and Astron units, quarterly operating income was $9.5 million on $63.5 million in sales, for an operating margin of 15.0 percent, compared with 8.0 percent last year. Annual operating income was $22.1 million on $233 million in sales, an operating margin of 9.5 percent, compared with 5.5 percent a year ago.

Outlook

Parker cited a positive outlook for fiscal-year 2005, noting an expectation for continued expansion in its diverse markets, with some possible tempering in heavy-duty trucks and semiconductors.

“As our markets continue to recover, we feel we have positioned Parker to gain a greater share of business in core and emerging markets where we have an unrivaled breadth of products and bring added engineering value, especially in aerospace, mobile, refrigeration, life sciences and clean-energy markets such as wind power and fuel cells,” said Washkewicz.

The company projected earnings for fiscal-year 2005 to mark a new record, ranging from $3.30 to $3.70 per diluted share. In the first quarter, earnings are expected to range between 70 and 80 cents per diluted share, reflecting the company’s typical pattern of earnings momentum, with more of the year’s earnings occurring in the second half.

In addition to the information provided herein, Parker advises shareholders to note order trends, for which the company makes a disclosure several business days after the conclusion of each month. This information is available on the company’s investor information web site, at www.phstock.com.

NOTICE OF CONFERENCE CALL: Parker Hannifin’s conference call and slide presentation to discuss its fiscal fourth-quarter results is available to all interested parties via live webcast at 10 a.m. ET, on the company’s investor information web site, at www.phstock.com. To access the call, click on the “Live Webcast” link. From this link, users may also complete a pre-call system test and register for e-mail notification of future events and information available from Parker.

With annual sales of more than $7 billion, Parker Hannifin is the world’s leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of commercial, mobile, industrial and aerospace markets. The company employs more than 48,000 people in 44 countries around the world. For more information, visit the company’s web site at www.parker.com, or its investor information site at www.phstock.com.

Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, events or developments are forward-looking statements. It is possible that the future performance and earnings projections of the company and individual segments may differ materially from current expectations, depending on economic conditions within both its industrial and aerospace markets, and the company’s ability to achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, and growth initiatives. A change in economic conditions in individual markets may have a particularly volatile effect on segment projections. Among the other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers or suppliers, including delays or cancellations in shipments; uncertainties surrounding timing, successful completion or integration of acquisitions; threats associated with and efforts to combat terrorism; competitive market conditions and resulting effects on sales and pricing; increases in raw-material costs that cannot be recovered in product pricing; and global economic factors, including currency exchange rates, difficulties entering new markets and general economic conditions such as interest rates. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them.

PARKER HANNIFIN CORPORATION - JUNE 30, 2004

CONSOLIDATED STATEMENT OF INCOME

	Three Months Ended June 30,		Year Ended June 30,
(Dollars in thousands except per share amounts)	2004	2003	2004	2003
Net sales	$1,992,927	$1,660,661	$7,106,907	$6,410,610
Cost of sales	1,567,483	1,382,628	5,742,053	5,309,775

Gross profit	425,444	278,033	1,364,854	1,100,835
Selling, general and administrative expenses	229,479	185,290	801,237	721,065
Other income (deductions):
Interest expense	(17,012)	(22,162)	(73,396)	(81,561)
Interest and other (expense), net	6,656	3,108	3,847	(827)

	(10,356)	(19,054)	(69,549)	(82,388)

Income before income taxes	185,609	73,689	494,068	297,382
Income taxes	60,136	24,607	148,285	101,110

Net income	$125,473	$49,082	$345,783	$196,272

Earnings per share:
Basic earnings per share	$1.06	$.42	$2.94	$1.69

Diluted earnings per share	$1.05	$.42	$2.91	$1.68

Average shares outstanding during period - Basic	118,194,932	116,509,222	117,707,772	116,381,880
Average shares outstanding during period - Diluted	119,614,996	116,961,265	119,006,468	116,894,506

Cash dividends per common share	$.19	$.19	$.76	$.74

BUSINESS SEGMENT INFORMATION BY INDUSTRY

	Three Months Ended June 30,		Year Ended June 30,
(Dollars in thousands)	2004	2003	2004	2003
Net sales
Industrial:
North America	$867,399	$716,086	$3,091,947	$2,840,628
International	565,065	428,429	1,970,398	1,584,443
Aerospace	307,598	276,825	1,140,122	1,109,566
Climate & Industrial Controls	189,337	181,356	671,157	665,629
Other	63,528	57,965	233,283	210,344

Total	$1,992,927	$1,660,661	$7,106,907	$6,410,610

Segment operating income
Industrial:
North America	$114,273	$34,624	$306,903	$155,258
International	55,859	23,482	159,629	96,301
Aerospace	39,983	33,971	141,838	157,295
Climate & Industrial Controls	22,364	19,055	71,769	63,441
Other	9,537	4,642	22,141	11,584

Total segment operating income	$242,016	$115,774	$702,280	$483,879
Corporate general and administrative expenses	32,886	17,992	106,501	80,147

Income from operations before interest expense and other	209,130	97,782	595,779	403,732
Interest expense	17,012	22,162	73,396	81,561
Other expense	6,509	1,931	28,315	24,789

Income before income taxes	$185,609	$73,689	$494,068	$297,382

Note: Certain prior period amounts have been reclassified to conform to the current year presentation.

CONSOLIDATED BALANCE SHEET

	June 30,
(Dollars in thousands)	2004	2003
Assets
Current assets:
Cash and cash equivalents	$183,847	$245,850
Accounts receivable, net	1,201,343	1,002,060
Inventories	991,378	997,167
Prepaid expenses	45,814	51,949
Deferred income taxes	114,551	99,781

Total current assets	2,536,933	2,396,807
Plant and equipment, net	1,591,853	1,657,425
Goodwill	1,198,411	1,108,610
Intangible assets, net	102,097	59,444
Other assets	827,610	763,347

Total assets	$6,256,904	$5,985,633

Liabilities and shareholders’ equity
Current liabilities:
Notes payable	$35,198	$424,235
Accounts payable	534,561	437,103
Accrued liabilities	565,436	497,295
Accrued domestic and foreign taxes	124,546	65,094

Total current liabilities	1,259,741	1,423,727
Long-term debt	953,804	966,332
Pensions and other postretirement benefits	813,635	920,420
Deferred income taxes	79,028	20,780
Other liabilities	168,242	133,463
Shareholders’ equity	2,982,454	2,520,911

Total liabilities and shareholders’ equity	$6,256,904	$5,985,633

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended June 30,
(Dollars in thousands)	2004	2003
Cash flows from operating activities:
Net income	$345,783	$196,272
Depreciation and amortization	252,785	259,178
Net change in receivables, inventories, and trade payables	15,201	140,625
Net change in other assets and liabilities	55,457	(66,397)
Other, net	(6,828)	27,811

Net cash provided by operating activities	662,398	557,489

Cash flows from investing activities:
Acquisitions (less cash acquired of $63,691 in 2004 and $196 in 2003)	(200,314)	(16,648)
Capital expenditures	(141,546)	(158,260)
Other, net	71,388	37,723

Net cash (used in) investing activities	(270,472)	(137,185)

Cash flows from financing activities:
Net proceeds from common share activity	56,223	9,386
Net (payments of) debt	(415,428)	(145,764)
Dividends	(89,286)	(85,833)

Net cash (used in) financing activities	(448,491)	(222,211)

Effect of exchange rate changes on cash	(5,438)	1,373

Net (decrease) increase in cash and cash equivalents	(62,003)	199,466
Cash and cash equivalents at beginning of period	245,850	46,384

Cash and cash equivalents at end of period	$183,847	$245,850